EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Matt Roberts Investor Relations/Business Analysis Director 678.597.7317 mroberts@manh.com
Manhattan Associates Reports Results for the Third Quarter of 2005
Company Posts Strong Results Across
All Key Financial Metrics
ATLANTA — October 25, 2005 — Leading supply chain solutions provider, Manhattan Associates, Inc. (Nasdaq: MANH), today announced results for the third quarter ended September 30, 2005.
Key quarterly financial metrics for Manhattan Associates include:
•	Software and hosting fees for the quarter ended September 30, 2005, were $12.5 million, an increase of 22% over the third quarter of 2004;

•	Services revenue for the quarter ended September 30, 2005, was a record $43.6 million, an increase of 19% over the third quarter of 2004;

•	Total revenue for the quarter ended September 30, 2005, was a record $62.3 million, an increase of 20% over the third quarter of 2004;

•	Adjusted operating income for the quarter ended September 30, 2005, which excludes $1.3 million in amortization and other acquisition costs related to the August 31 Evant acquisition, was $8.3 million, an increase of 23% over the third quarter of 2004;

•	Cash generated from operations, including a $2.8 million cash outlay to certain former Evant employees from the approximately $50 million purchase price, aggregated $8.3 million for the quarter ended September 30, 2005;

•	Repurchased 976,800 shares of Manhattan Associates’ common stock during the quarter ended September 30, 2005, at an average price of $21.81 per share, totaling $21.3 million;

•	Total cash and investments were $105.9 million at September 30, 2005, which reflects the cash outlays of approximately $50 million for the Evant acquisition and $21.3 million in share repurchases during the third quarter of 2005;

•	Days sales outstanding (DSO) at September 30, 2005, was 73 days compared to 78 days at September 30, 2004, and 69 days at June 30, 2005;

•	International revenues aggregated $15.2 million or 24% of total revenues for the third quarter of 2005, an increase of 23% over the third quarter of 2004;

•	The financial results for Evant for the month of September following the closing of the acquisition are included in the third quarter results and were consistent with our previously announced expectation of $0.01 dilutive impact on adjusted EPS.
GAAP net income was $4.8 million, or $0.17 per fully diluted share for the third quarter of 2005 compared to $4.7 million, or $0.15 per fully diluted share, for the third quarter of 2004. The effective income tax rate for the third quarter of 2005 was 38.9% which compares with 36.6% for the third quarter of 2004.
Adjusted net income for the third quarter of 2005, which excludes amortization of acquisition-related intangibles and other acquisition-related costs, net of taxes, was $6.2 million, or $0.21 per fully diluted share, an increase of 24% over the third quarter of 2004 when comparing adjusted EPS. Adjusted net income for the third quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $5.2 million, or $0.17 per fully diluted share.
The company provides adjusted net income, adjusted net income per share and adjusted operating income in this press release as additional information regarding the company’s operating results. The measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The company believes that this presentation of adjusted net income, adjusted net income per share and adjusted operating income provides useful information to investors regarding additional financial and business trends relating to the company’s financial condition and results of operations.
“Overall we are pleased with our third quarter results,” said Pete Sinisgalli, president and chief executive officer of Manhattan Associates. “The financial results of Evant for the month of September were in line with our targets and the overall integration of the two companies is going smoothly. In our third quarter, Evant recorded license revenue of almost $500,000, total revenue of about $1.7 million and adjusted earnings per share of ($0.01). Excluding the contributions from Evant for the quarter, license revenue grew by 17%, services revenue by 16%, total revenue by 17% and adjusted earnings per share were $0.22 or 29% greater than in the third quarter of 2004. We are satisfied with these results and continue to be pleased with the market’s enthusiasm for our Evant acquisition and the adoption of our Supply Chain Solutions.”

Other significant achievements during the quarter include:
•	Securing key new customers in the quarter including American Central Transport, Beretta USA Corp, Cheney Brother’s, Inc., Mervyns LLC, Panda, Proview Electronics Co. Ltd, PT Matahari Putra Prima Tbk, Sit-Up Ltd. and USF Glen Moore, Inc.;

•	Expanding partnerships with many existing clients including American Mart DBA DeLuca Liquors, Belk, Inc., Columbia Sportswear Company, Cornerstone Brands, Inc., Excel (Australia) Pty. Ltd., Innotrac Corporation, Legrand (fka Wiremold, Inc.), NYK Logistics (UWDC), Inc., O’Reilly Automotive, Inc., Paul Morrell Formalwear, Professional Veterinary Products, Ltd., Totes Isotoner, TNT China, TNT Logistics North America, Inc. and Waxman Consumer Products Group, Inc.;

•	Closing three large deals, each of which were $1 million or more in recognized license revenue;

•	Successfully completing the acquisition of Evant, Inc., to now offer a complete footprint for supply chain management solutions.
Business Outlook for 2005
Manhattan Associates currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. The following statements regarding future financial performance are based on current expectations, which include a modestly improving general economic and information technology spending environment over the course of the current year. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.
Manhattan Associates will make its earnings release and published expectations available on its Web site (www.manh.com). Beginning December 15, 2005, Manhattan Associates will observe a “Quiet Period” during which Manhattan Associates and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being Manhattan Associates’ current expectation on matters covered, unless Manhattan Associates publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and Manhattan Associates disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when Manhattan Associates’ next quarterly earnings release is published, presently scheduled for the second or third week in February 2006.
Steve Norton, senior vice president and chief financial officer, stated, “For the quarter ending December 31, 2005, Manhattan Associates expects to achieve net earnings of between $0.16 and $0.20 per fully diluted share and adjusted earnings, which excludes the amortization of acquisition-related intangibles, of between $0.20 and $0.24 per fully diluted share. For the full-year 2005, we expect net earnings per fully diluted share of between $0.59 and $0.63, which includes $0.13 per fully diluted share impact from severance, acquisition and accounts receivable charges incurred in our second quarter and an additional $0.12 per fully diluted share impact from acquisition related charges, including amortization of intangible assets. We continue to expect our adjusted earnings per share for the full year to be in the range of $0.84 to $0.88.”
About Manhattan Associates
Manhattan Associates® is a leading supply chain solutions provider. The company’s demand intelligence, advanced planning, supply chain planning, supply chain execution and business process platform capabilities enable its more than 1200 customers worldwide to enhance profitability, performance and competitive advantage. For more information, please visit www.manh.com.
This press release may contain “forward-looking statements” relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Software and hosting fees	$12,531	$10,257	$40,978	$36,347
Services	43,621	36,759	122,324	106,693
Hardware and other	6,155	4,853	16,681	16,092

Total revenue	62,307	51,869	179,983	159,132

Costs and Expenses:
Cost of software and hosting fees	1,022	977	3,582	2,650
Cost of services	19,952	17,009	55,905	48,628
Cost of hardware and other	5,078	4,211	14,180	13,860
Research and development	9,037	7,090	24,584	21,571
Sales and marketing	9,649	8,062	29,844	24,924
General and administrative	8,317	6,833	22,747	19,966
Amortization of acquisition-related intangibles	1,161	894	3,292	2,655
Severance, acquisition, and accounts receivable charges	1,081	—	5,481	—

Total costs and expenses	55,297	45,076	159,615	134,254

Operating income	7,010	6,793	20,368	24,878
Other income, net	877	540	1,971	1,233

Income before income taxes	7,887	7,333	22,339	26,111
Income tax provision	3,068	2,683	9,965	9,164

Net income	$4,819	$4,650	$12,374	$16,947

Basic net income per share	$0.17	$0.16	$0.43	$0.56

Diluted net income per share	$0.17	$0.15	$0.42	$0.54

Weighted average number of shares:
Basic	28,392	29,891	29,060	30,110

Diluted	29,055	30,787	29,686	31,214

Reconciliation of Adjusted Net Income:
Net income	$4,819	$4,650	$12,374	$16,947
Amortization of acquisition-related intangibles	1,161	894	3,292	2,655
Severance, acquisition, and accounts receivable charges	1,081	—	5,481	—
Income tax effect	(872)	(327)	(2,137)	(934)

Adjusted net income	$6,189	$5,217	$19,010	$18,668

Adjusted net income per diluted share	$0.21	$0.17	$0.64	$0.60

-more-

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$23,190	$37,429
Short-term investments	41,744	88,794
Accounts receivable, net	54,336	45,996
Prepaid expenses and other current assets	13,412	7,087
Deferred income taxes	7,150	4,257

Total current assets	139,832	183,563

Long-term investments	40,965	46,433
Property and equipment, net	15,271	13,598
Intangible and other assets	92,903	46,907

Total assets	$288,971	$290,501

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$31,154	$19,518
Current portion of capital lease obligations	145	139
Income taxes payable	6,381	2,233
Deferred rent	506	203
Deferred revenue	29,063	22,710

Total current liabilities	67,249	44,803

Long-term portion of capital lease obligations	38	148
Deferred rent	777	457
Deferred income taxes	3,417	466

Total shareholders’ equity	217,490	244,627

Total liabilities and shareholders’ equity	$288,971	$290,501

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